Exhibit 10.2

Tax Sharing and Indemnification Agreement

THIS TAX SHARING AND INDEMNIFICATION AGREEMENT (the “Agreement”) dated as of [                ], 2008, is entered into by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”), and Facet Biotech Corporation, a Delaware corporation (“Facet”) (each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

Recitals

WHEREAS, PDL and Facet have entered into a Separation and Distribution Agreement, dated as of [            ], 2008, (the “Separation Agreement”), relating to the separation by PDL of its antibody humanization royalty business and biologics business into PDL and Facet, respectively.

WHEREAS, Prior to the separation, PDL will (i) transfer the Facet Assets (as defined below) to Facet, a newly-created Delaware corporation, and Facet will assume the Facet Liabilities (as defined below) in exchange for all of the issued and outstanding shares of common stock of Facet (the “Contribution”), and (ii) distribute on a pro rata basis all of the issued and outstanding shares of common stock of Facet to the holders of PDL common stock (the “Distribution”).

WHEREAS, in connection with the Contribution and the Distribution, the parties hereto wish to provide for the payment of Taxes (as defined below) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Taxes, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, PDL and Facet mutually covenant and agree as follows:

Article I

Definitions

1.1                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.2                                 “Contribution” shall have the meaning the meaning set forth in the recitals hereto.

1.3                                 “Distribution Date” shall have the meaning set forth in Section 1.21 of the Separation Agreement.

1.4                                 “Distribution” shall have the meaning set forth in the recitals hereto.

1.5                                 “Facet” shall have the meaning set forth in the preamble hereto.

1.6                                 “Facet Assets” shall have the meaning set forth in Section 1.6 of the Separation Agreement.

1.7                                 “Facet Business” shall have the meaning set forth in Section 1.8 of the Separation Agreement.

1.8                                 “Facet Indemnitees” shall have the meaning set forth in Section 3.1 of this Agreement.

1.9                                 “Facet Liabilities” shall have the meaning set forth in Section 1.10 of the Separation Agreement.

1.10                           “Final Determination” means any final determination of a liability in respect of Taxes that, under applicable Tax Law, is no longer subject to further appeal, review or modification through proceedings or otherwise (including the expiration of the statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).

1.11                           “Indemnitee” means any Party entitled to indemnification pursuant to the provisions of this Agreement.

1.12                           “Indemnifying Party” means any Party required to provide indemnification pursuant to the provisions of this Agreement.

1.13                           “IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

1.14                           “Law” shall have the meaning set forth in Section 1.39 of the Separation Agreement.

1.15                           “Party” shall have the meaning set forth in the preamble hereto.

1.16                           “PDL” shall have the meaning set forth in the preamble hereto.

1.17                           “PDL Consolidated Group” means PDL and, with respect to the federal Taxes, the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which PDL is the common parent, and with respect to state or local Taxes, any other corporations with which PDL filed or files a consolidated, combined or unitary Tax Return with PDL as the common parent.

1.18                           “PDL Consolidated Return Period” means a taxable period that ends on or before, or includes, the Distribution Date for which a consolidated, combined or unitary (as applicable) federal, state or local Tax Return is filed or required to be filed by the PDL Consolidated Group.

1.19                           “PDL France” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.20                           “PDL Indemnitees” shall have the meaning set forth in Section 3.2 of this Agreement.

1.21                           “PDL Returns” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.22                           “PDL Tax Liability” means the consolidated, combined or unitary Tax Liability of the PDL Consolidated Group.

1.23                           “Person” means any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

1.24                           “Post-Distribution Taxable Period” means a taxable period (and in the case of a Straddle Period, the portion of a taxable period) that, to the extent it relates to Facet and its Subsidiaries, begins after midnight on the Distribution Date.

1.25                           “Pre-Distribution Taxable Period” means a taxable period (and in the case of a Straddle Period, the portion of a taxable period) ending on or before midnight on the Distribution Date.

1.26                           “Proceeding” means any audit or other examination, judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

1.27                           “Refund” means any refund of Taxes, including any reduction in Tax Liabilities by means of a credit, offset, use of an overpayment or otherwise.

1.28                           “Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

1.29                           “Subsidiary” shall have the meaning set forth in Section 1.59 of the Separation Agreement.

1.30                           “Tax” means any tax, charge, fee, impost, levy or other assessment imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

1.31                           “Tax Item” means any item of income, gain, loss, deduction or credit or other attribute that may have the effect of increasing or decreasing any Tax.

1.32                           “Tax Liability” means all liabilities for Taxes.

1.33                           “Tax Return” means any return, report, certificate, filing, statement, questionnaire, declaration, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority or jurisdiction (foreign or domestic) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

1.34                           “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body, whether domestic or foreign, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

1.35                           “Treasury Regulation” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article II

Preparation and Filing of Tax Returns; Payment of Tax

2.1                                 Tax Returns of PDL.

(a)                                  Except as provided herein, PDL shall have sole and exclusive responsibility for the preparation and filing, on a timely basis of all Tax Returns (the “PDL Returns”) for any taxable period that ends on or before the Distribution Date as are required to be filed of (i) PDL, which for the avoidance of doubt, includes the Facet Business prior to the Distribution Date, (ii) each member of the PDL Consolidated Group and (iii) PDL BioPharma France S.A.S., (“PDL France”).  PDL shall have the right to: determine the manner in which all such returns shall be filed; make any elections in connection with any such returns; contest, compromise and settle any adjustments of deficiency proposed, asserted or assessed in connection with any such returns; file, pursue, compromise or settle any claim for refund; and determine whether any refunds to which PDL is entitled shall be paid by way of a refund or credit.

(b)                                 To the extent an election, return position, or amendment to a Tax Return filed by PDL or a member of the PDL Consolidated Group relates to an item of income, gain, loss or deduction of Facet, the Facet Business or PDL France accruing in a Post-Distribution Taxable Period, Facet and PDL shall cooperate with each other reasonably and in good faith to determine a mutually acceptable election, return position, or amendment to such Tax Return.  Notwithstanding the foregoing, if such election, return position, or amendment to such Tax Return solely affects Facet, the Facet Business or PDL France, such election, return position, or amendment to such Tax Return shall be determined by Facet in its sole discretion, reasonably and in good faith.

(c)                                  Facet shall prepare and file all Tax Returns for all Straddle Periods (i) of PDL France and (ii) that include solely Facet or the Facet Business.  PDL and Facet shall execute such consents, elections and other documents as may be required to provide for the proper filing of each Tax Return relating to a Straddle Period.

2.2                                 Tax Liability.

(a)                                  PDL shall be liable for all Taxes due in respect of all PDL Returns and all Taxes imposed on or with respect to PDL or any of its Subsidiaries (including, without limitation, Facet, the Facet Business and PDL France) for all Pre-Distribution Taxable Periods.

(b)                                 Facet shall be liable for all Taxes of Facet, PDL France or relating to the Facet Business due in respect of all Post-Distribution Taxable Periods.

(c)                                  For purposes of this Section 2.2, any Tax Liability for a Straddle Period shall be apportioned between the portion of the taxable period ending on the Distribution Date and the portion of the taxable period beginning after the Distribution Date.  Such apportionments shall be made on a per diem basis for (i) real and personal property Taxes and similar Taxes, including Taxes based on net-worth capital, intangibles or similar items, and (ii) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation).  Such apportionment shall be made for all other Taxes on the basis of a “closing of the books” as of the end of the day of the Distribution Date.

Article III

Indemnification for Taxes

3.1                                 Indemnification by PDL.  Except as otherwise provided in this Article III, PDL shall indemnify and hold Facet and PDL France and their successors and assigns (collectively, the “Facet Indemnitees”) harmless from and against (i) the PDL Tax Liability, including any Taxes that are imposed on PDL, any member of the PDL Consolidated Group, Facet or PDL France as a result (in whole or in part) of the Contribution or Distribution, (ii) any Tax Liability for Taxes as a result of Treasury Regulation Section 1.1502-6 or any analogous or similar provision under state or local Law or regulation, of any Person which is or has ever been a member of the PDL Consolidated Group, (iii) all Tax Liabilities that PDL is required to pay under Article II hereof and (iv) any costs and expenses related to any of the foregoing (including, without limitation, reasonable legal, accounting, appraisal, consulting or similar fees and expenses), provided, however, that this Section 3.1 shall not apply to any portion of the Tax Liability of Facet described in Section 3.2.  For the avoidance of doubt, PDL shall not be required to indemnify or otherwise compensate Facet for any net operating losses, credits, refunds, deductions, depreciation, amortization, allowance or other tax items accrued by Facet or the Facet Business in the Pre- Distribution Taxable Period whether or not such tax item is used to reduce or offset a Tax Liability of PDL.

3.2                                 Indemnification by Facet.  Except as otherwise provided in this Article III, Facet shall indemnify and hold each member of the PDL Consolidated Group (other than Facet, if applicable) and their successors and assigns (collectively, the “PDL Indemnitees”) harmless from and against (i) all Tax Liabilities that Facet is required to pay under Article II and (ii) any costs and expenses related to Tax Liabilities described in clause (i) (including, without limitation, reasonable legal, accounting, appraisal, consulting or similar fees and expenses).

3.3                                 Indemnification Payments.  PDL and Facet agree that any indemnification payment made pursuant to this Article III or Article V of the Separation Agreement, shall be paid free and clear of any Tax deduction or withholding.  If any deduction or withholding is required by applicable Law to be made from any indemnification payment made pursuant to this Article III or Article V of the Separation Agreement, the amount of the payment will be increased by such additional amount as is necessary to ensure that the net amount received by the Indemnitee (after taking account of all such deductions and withholdings) is equal to the amount which it would have received had the payment in question not been subject to any deductions or withholdings.  Notwithstanding the foregoing, the Parties agree to use commercially reasonable efforts (to the extent such efforts will not result in materially adverse consequences to a Party) to mitigate or avoid such deductions and withholdings.

Article IV

Tax Contests

4.1                                 Notification.  Facet shall promptly upon receipt of notice thereof notify PDL in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax Liability (or an issue related thereto) for which PDL may be responsible pursuant to this Agreement.  Facet shall include with such notification (and thereafter provide to PDL) a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Facet with respect to any such Proceeding.  The failure of Facet to timely forward such notification or further communication in accordance with the immediately preceding sentence shall not relieve PDL of its obligation to pay such Tax Liability or indemnify Facet therefor, except and to the extent that the failure to timely forward such notification or further communication actually prejudices the ability of PDL to contest such Tax Liability or increases the amount of such Tax Liability.  Similarly, PDL shall promptly upon receipt of notice thereof notify Facet in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax Liability (or an issue related thereto) for which Facet may be responsible pursuant to this Agreement.  PDL shall include with such notification (and thereafter provide to Facet) a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by PDL with respect to any such Proceeding.  The failure of PDL to timely forward such notification or further communication in accordance with the immediately preceding sentence shall not relieve Facet of its obligation to pay such Tax Liability or indemnify PDL therefor, except and to the extent that the failure to timely forward such notification or further communication actually prejudices the ability of Facet to contest such Tax Liability or increases the amount of such Tax Liability.

4.2                                 Proceedings Involving PDL.  Except as limited in Section 4.2(a), (b), and (c), PDL (or such member of the PDL Consolidated Group as PDL shall designate) shall be entitled to control, settle, contest and designate counsel with respect to any Proceeding with respect to a Tax Return filed by PDL or a member of the PDL Consolidated Group or which Proceeding relates to items for which PDL is responsible hereunder, and PDL shall have the right to resolve any such Proceeding in its sole discretion.

(a)                                  PDL shall allow Facet and its counsel to participate at its own expense in any Proceeding relating to a Tax Return filed for a PDL Consolidated Return Period, solely to the extent that such Proceeding relates to Tax for which Facet would be liable under Section 2.2.

(b)                                 Facet shall be entitled to control, settle, contest and designate counsel with respect to any Proceeding with respect to a Tax Return that includes solely Facet or PDL France and relates solely to items for which Facet is responsible hereunder, and Facet shall have the right to resolve any such Proceedings in its sole discretion.

(c)                                  Facet shall allow PDL and its counsel to participate at its own expense in any Proceeding relating to a Tax Return filed by Facet, to the extent that such Proceeding relates to Tax for which PDL would be liable under this Agreement.

Article V

Refunds and Tax Sharing Agreements

5.1                                 Refunds.  Except as set forth in this Section 5.1, PDL shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Authority) in respect of Taxes for all PDL Returns or Taxes which relate to items for which a member of the PDL Consolidated Group is responsible hereunder.  Facet shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Authority) in respect of Taxes paid by Facet and PDL France for all Post-Distribution Taxable Periods.  A party receiving a Refund to which another party is entitled, in whole or in part, pursuant to this Section 5.1 shall pay the amount to which such other party is entitled within ten (10) days after such Refund is received or used, as the case may be.  PDL shall be permitted to file, and Facet shall fully cooperate with PDL in connection with, any claim for Refund in respect of a Tax for which any member of the PDL Consolidated Group is responsible hereunder.

5.2                                 Tax Sharing Agreements.  Any tax sharing agreement (other than this Agreement) that includes any member of the PDL Consolidated Group, on the one hand, and Facet on the other hand shall be terminated as of the Distribution Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

5.3                                 Compensation Deductions.  PDL (or the appropriate member of the PDL Consolidated Group) shall claim all Tax deductions arising by reason of the exercise of options on, or receipt or vesting of restricted shares of, PDL stock.

Article VI

Cooperation and Exchange of Information

6.1                                 Cooperation and Exchange of Information.

(a)                                  Facet, on behalf of itself and each of its affiliates, agrees to provide PDL (or its designee), at PDL’s expense, with such cooperation or information as PDL (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation, (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Authority or any other administrative, judicial or governmental authority, (ii) upon reasonable notice, providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that Facet or its affiliates may possess, (iii) upon reasonable notice, providing of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by PDL (or its designee), (iv) upon reasonable notice, the providing of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for PDL to exercise its rights under this Agreement, and (v) upon reasonable notice, using reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, Facet shall make its, or shall cause its affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 6.1(a) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b)                                 PDL, on behalf of itself and each member of the PDL Consolidated Group (including Facet), agrees to provide Facet (or its designee) with such cooperation or information as Facet (or its designee), at Facet’s expense, reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation and upon reasonable notice, promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Taxing Authority or any other administrative, judicial or governmental authority, (ii) upon reasonable notice, providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that PDL or any member of the PDL Consolidated Group may possess, (iii) upon reasonable notice, the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by Facet (or its designee), (iv) upon reasonable notice, the providing of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Facet to exercise its rights under this Agreement, and (v) the use of PDL’s reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, PDL shall make, or shall cause each member of the PDL Consolidated Group to make, its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 6.1(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

6.2                                 Retention of Records.  Facet and PDL agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Code Section 6001 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder, in each case until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.  From and after the end of the period described in the preceding sentence of this Section 6.2, if Facet wishes to dispose of any such records and documents, then Facet shall provide written notice thereof to PDL and shall provide PDL the opportunity to take possession of any such records and documents within ninety (90) days after such notice is delivered; provided, however, that if PDL does not, within such ninety (90) day period, confirm its intention to take possession of such records and documents, Facet may destroy or otherwise dispose of such records and documents.  From and after the end of the period described above in this Section 6.2, if PDL wishes to dispose of any such records and documents, then PDL shall provide written notice thereof to Facet and shall provide Facet the opportunity to take possession of any such records and documents within ninety (90) days after such notice is delivered; provided, however, that if Facet does not, within such ninety (90) day period, confirm its intention to take possession of such records and documents, PDL may destroy or otherwise dispose of such records and documents.

Article VII

Payments

7.1                                 Method of Payment.  All payments required by this Agreement shall be made by (a) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 8.4, or (b) any other method agreed to by the parties.  All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

7.2                                 Interest.  Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the underpayment rate as in effect at such time under Section 6621 of the Code.

7.3                                 Characterization of Payments.  For all tax purposes, the parties hereto agree to treat, and to cause their respective affiliates to treat, (i) any payment required by this Agreement as a contribution by PDL to Facet or distribution from Facet to PDL, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Taxes by or to a Taxing Authority, as taxable to or deductible by, as the case may be, the party entitled under this Agreement to receive such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.  In the event it is determined as a result of a Final Determination that any treatment described under clause (i) or (ii) hereof is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

7.4                                 Time of Indemnification Payment.  To the extent an indemnification obligation arises, the Indemnitee shall, upon at least ten (10) days’ prior notice, make payment pursuant to such indemnification obligation no later than five (5) days prior to the date the Indemnitee makes a payment of Taxes, interest, or penalties with respect to such Tax Liability, including a proposed adjustment of Taxes or an assessment of Tax deficiency asserted or made by any Taxing Authority that is premised in whole or part on such Tax Liability, or a payment made in settlement of an asserted Tax deficiency.

Article VIII

Miscellaneous Provisions

8.1                                 Governing Law; Jurisdiction.  This Agreement shall be deemed to have been made in the State of [Delaware] and its form, execution, validity, construction and effect shall be determined in accordance with the Laws of the State of [Delaware], without giving effect to the principles of conflicts of Law thereof.

8.2                                 Assignability.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

8.3                                 Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any PDL Indemnitee or Facet Indemnitee in their respective capacities as such, (i) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

8.4                                 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to PDL, to:                                                                                                                            PDL BioPharma, Inc.
Attention: General Counsel
1400 Seaport Boulevard
Redwood City, CA  94063
Facsimile: 650-454-1468

with a copy to:                                                                                                                 Shearman & Sterling LLP

(not to constitute notice)                                                           Attention: Peter Lyon
599 Lexington Avenue
New York, New York 10022
Facsimile: 212-848-7179

If to Facet, to:                                                                                                                      Facet Biotech Corporation
Attention: General Counsel
1400 Seaport Boulevard
Redwood City, CA  94063
Facsimile: 650-454-1468

with a copy to:	DLA Piper US LLP
(not to constitute notice)	Attention: Howard Clowes
153 Townsend Street, Suite 800
San Francisco, CA 94107-1957
Facsimile: 415- 659-7410

8.5                                 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

8.6                                 Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

8.7                                 Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.8                                 Construction.

(a)                                  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(b)                                 For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)                                  Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Attachments” are intended to refer to Articles, Sections, Exhibits and Attachments to this Agreement.

(d)                                 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Tax Sharing and Indemnification Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PDL BioPharma, Inc.,
a Delaware corporation

By:

Name:

Title:

Facet Biotech Corporation,
a Delaware corporation

By:

Name:

Title: